Exhibit (d)(7)

Lisata Therapeutics, Inc.

April 25, 2025

Kuva Labs Inc. (“you”)
1700 Post Oak Blvd
Suite 600

Houston, TX 77056

Ladies and Gentlemen:

As a condition to the entry into of a term sheet for a proposed tender offer transaction (the “Proposed Transaction”) by you and Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), and in consideration of the substantial amount of resources the Company expects to expend in connection with evaluating and negotiating the terms of the Proposed Transaction, the Company is requiring you to agree to the following provisions set forth in this Standstill Agreement (this “Agreement”).

1.           Certain Definitions. As used in this Agreement:

(a)         “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. The term “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(b)          “Exchange Act” means Securities Exchange Act of 1934, as amended.

(c)          “Person” means any natural person, business, corporation, company, association, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, governmental authority or other legal entity and the media.

2.           No Solicitation of Employees. You, your representatives and your Affiliates shall not, for a period ending on the earlier of two years from the date of this Agreement or the execution of a definitive transaction agreement in connection with the Proposed Transaction, directly or indirectly, solicit, offer to hire or hire (including as an independent contractor) any person who is at any time during the term of this Agreement working for the Company or any of its subsidiaries as an employee or otherwise solicit, induce or otherwise encourage any Company employee, consultant or independent contractor to discontinue working, or refrain from entering into any employment or other relationship (contractual or otherwise) with, the Company or any of its subsidiaries; provided that you shall not be restricted from (i) making any general solicitation for employment by use of advertisements in the media that is not specifically directed at employees of the Company or its subsidiaries and (ii) hiring any such employee who responds to any such general solicitation without any solicitation in violation of this Section 2(a).

3.           Standstill. You agree that, without the prior written consent of the Board of Directors of the Company, for a period ending on the earlier of one year from the date of this Agreement or the execution of a definitive transaction agreement in connection with the Proposed Transaction (the “Standstill Period”), you shall not, and shall cause your Affiliates (acting alone or as part of a group), and you shall instruct your and their respective representatives acting on your or their behalf, not to, directly or indirectly:

(a)          effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any of the following:

(i)          any acquisition or sale of, or obtaining or selling any economic interest in, or obtaining any right to direct the voting or disposition of, (x) any securities or beneficial ownership thereof (directly or by means of any derivative securities), or rights or options to acquire, sell or obtain or sell economic interest in, or obtain any right to direct the voting or disposition of, any securities or beneficial ownership thereof (directly or by means of any derivative securities) reportable under the Exchange Act, or (y) any assets, indebtedness or businesses of the Company or any of its subsidiaries, in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within your control) pursuant to any agreement, arrangement or understanding or otherwise;

(ii)        any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture, partnership or similar transaction involving the Company or any of its subsidiaries or any of their respective assets or securities;

(iii)         any recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(iv)        any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities (or any securities convertible into or exchangeable for any voting securities) of the Company or any of its subsidiaries or consent to any action from any holder of any voting securities (or any securities convertible into or exchangeable for any voting securities) of the Company or any of its subsidiaries or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities (or any securities convertible into or exchangeable for any voting securities) of the Company or any of its subsidiaries; or

(v)          initiate any stockholder proposal or convening of a stockholders' meeting of or involving the Company or any of its subsidiaries;

(b)          form, join or in any way participate in a “group” (as defined and reportable under the Exchange Act) in connection with the voting securities (or any securities convertible into or exchangeable for any voting securities) of the Company or any of its subsidiaries or otherwise act in concert with any Person in respect of any such securities or any of the events described in this Section 3;

(c)          otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, governing instruments or policies of the Company or any of its subsidiaries or to seek to obtain representation on the Board of Directors of the Company or any of its subsidiaries;

(d)          disclose or direct any Person to disclose, any intention, plan or arrangement inconsistent with the foregoing;

(e)         take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 3;

(f)          make, engage in, or in any way participate in, directly or indirectly, any request for, or effort to obtain, an inspection of the Company’s books and records; or

(g)        advise, assist, or knowingly encourage any other Persons in connection with any of the foregoing, or enter into any agreements, arrangements or understandings with any other Person with respect to any of the foregoing;

unless, in the case of each of the foregoing clauses (a) through (g), (i) such actions are taken pursuant to a contract in place between the parties or their Affiliates or (ii) you have received the prior written invitation or approval of the Company to do so. Notwithstanding the foregoing provisions of this Section 3, nothing in this Section 3 shall restrict you or such of your representatives from making a proposal to the Board of Directors of the Company on a confidential basis regarding a possible transaction to directly or indirectly acquire all or a controlling portion of the Company’s equity securities, all or substantially all of the Company’s assets or a significant business line of the Company (or the assets related thereto), but only if such proposal does not require any party to make a public announcement regarding this Agreement, such proposal or a possible transaction or any of the matters described in this Section 3.

4.           No Fiduciary or Advisory Relationship. You and your representatives agree that neither the Company nor any of its representatives or Affiliates is responsible as a fiduciary or is acting as an adviser (as to financial, legal, accounting, regulatory, tax or any other matters) to you or any of your representatives in connection with any part of the Proposed Transaction, and that none of the Company or any of its representatives or Affiliates has any legal, fiduciary or other duty to you or your representatives whatsoever. You and your representatives acknowledge and agree that you are each responsible for making an independent judgment in relation to the Proposed Transaction (and each part of it) and for obtaining all necessary financial, legal, accounting, regulatory, tax and other advice that you deem necessary or appropriate.

5.           Miscellaneous.

(a)          Confidentiality. This Agreement is subject to the provisions of the confidentiality agreement existing as of the date hereof between the parties.

(b)        Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void and unenforceable.

(c)          Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both parties. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

(d)       Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not impair or affect the validity, legality or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable as determined by a court of competent jurisdiction.

(e)         No Obligation to Complete a Transaction. This Agreement is not intended to, and does not, constitute an agreement or impose any obligation on either party: (i) to consummate the Proposed Transaction or any other transaction; (ii) to conduct or continue discussions or negotiations concerning the Proposed Transaction; (iii) to enter into a joint venture or other business relationship of any kind; or (iv) to enter into or negotiate a definitive transaction agreement for the Proposed Transaction. Except for matters specifically agreed to in this Agreement, neither party shall have any rights or obligations of any kind whatsoever with respect to a Proposed Transaction by virtue of this Agreement or any other written or oral expression by the parties or their respective representatives unless and until a definitive transaction agreement is executed and delivered.

(f)         Governing Law; Forum. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws in any jurisdiction. Each party consents and submits to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

(g)        WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(h)         Counterparts. This Agreement may be signed and delivered electronically and in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other party hereto.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return one copy of this Agreement, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

LISATA THERAPEUTICS, INC.

By:	/s/ David J. Mazzo, PhD
Name:	David J. Mazzo, PhD
Title:	President & CEO

Accepted and agreed to as of the date first written above:

KUVA LABS INC.

By:	/s/ Mark Land
Name:	Mark Land
Title:	CEO

[Signature Page to Standstill Agreement]